Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of CDW Corporation of our report dated March 4, 2011, except for Note 1 and Note 5, as to which the date is September 23, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of CDW Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

November 14, 2011

PricewaterhouseCoopers LLP, One North Wacker Drive, Chicago, IL 60606
T: (312) 298-2000 F: (312) 298-2001, www.pwc.com/us